UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):	March 21, 2008

Florida Public Utilities Company

(Exact Name of Registrant as Specified in Charter)

Florida	001-10608	59-0539080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 South Dixie Highway, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 832-0872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information included in Item 2.03 is incorporated by reference to this Item 1.01

Item 2.03. Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 21, 2008 Florida Public Utilities Company (‘the Company’) entered into an amended and restated loan agreement and security agreement with the Bank of America, N.A. (‘Bank’), relating to the Company’s line of credit (‘LOC’). The previous agreement for the LOC was also held with the Bank. The amended agreement increases the LOC, upon 30 days notice by the Company, from $12.0 million to a maximum of $26.0 million and expires on July 1, 2010, at which time all outstanding balances must be paid in full. The LOC has a floating interest rate on borrowed funds based on the London Interbank Offered Rate (‘LIBOR’) plus .80%. There was no change in the fees of .10% on the total available LOC amount and .25% on the unused portion of the LOC. The LOC contains affirmative and negative covenants that, if violated, would give the Bank the right to accelerate the due date of the loan to be immediately payable. These covenants are typical for credit agreements of this size and nature. Balances in cash, accounts receivable and inventory remain as collateral for the line of credit. The Company uses the Bank for primary banking and treasury services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Public Utilities Company
(Registrant)

Date:	March 27, 2008	By: /s/ George M Bachman
Name: George M. Bachman Title: CFO, Treasurer & Corporate Secretary